Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow PR05-123
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Net Loss of $0.24 per Diluted Share for
3Q 2005 Compared to $0.14 per Diluted Share for 3Q 2004
Lowering Guidance for Fiscal Year 2005
AMARILLO, Texas, November 21, 2005—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three and nine months ended October 31, 2005. Net loss for the third quarter of fiscal 2005 was approximately $2.7 million, or $0.24 per diluted share, compared to approximately $1.6 million, or $0.14 per diluted share for the third quarter of fiscal 2004. For the nine months, net loss was approximately $1.3 million, or $0.11 per diluted share in fiscal 2005 compared to net income of approximately $1.0 million, or $0.08 per diluted share for fiscal 2004.
“Retail revenues, particularly video and music, continued to decline and the weakness in these markets was even more severe in the third quarter,” said John H. Marmaduke, Chairman and Chief Executive Officer. “Video games comparable revenues also had a significant decline due to strong titles such as ‘Grand Theft Auto: San Andreas’ and ‘Fable’ in the prior year quarter. However, I am pleased with our continued improvement in cost controls relating to merchandise and rental costs, which are a component of Cost of Goods Sold. These costs were approximately $1.7 million lower than the prior year quarter.”
Financial Results for the Third Quarter of Fiscal Year 2005
Revenues. Total revenues for the third quarter decreased $5.0 million, or 4.2%, to $114.6 million compared to $119.6 million for the third quarter of fiscal 2004. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended October 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$93,581	81.7%	$96,257	80.5%	$(2,676)	-2.8%
Rental revenue	21,006	18.3%	23,322	19.5%	(2,316)	-9.9%

Total revenues	$114,587	100.0%	$119,579	100.0%	$(4,992)	-4.2%

Comparable-store revenues:
Total	-4.5%
Merchandise	-3.1%
Rental	-10.1%
Below is a summary of the Comp results for those categories:

	Three Months Ended October 31,
	2005	2004
Music	-2.4%	-0.7%
Books	-2.7%	1.9%
Video for sale	-1.4%	9.8%
Video games	-9.4%	51.2%
Sidelines	-1.7%	2.8%
Music Comps decreased 2.4%, which was primarily attributable to a weaker release schedule compared to prior year’s quarter, as well as lower used CD sales. Book Comps decreased 2.7% as a result of a weaker hardback release schedule. Video for sale Comps fell 1.4% due to lower VHS sales, partially offset by increased DVD sales, in particular TV on DVD boxed sets. Video game Comps decreased 9.4% due to a weaker release schedule compared to prior year, as video game distributors prepare for release of new gaming systems in the next two quarters. Sidelines Comps decreased 1.7%, primarily due to fewer sales of greeting cards and collectible cards.
Rental video Comps decreased 10.1% from the same period last year reflecting continued rental weakness industry-wide.
Gross Profit. For the third quarter, total gross profit dollars increased approximately $0.8 million, or 2.0%, to $41.0 million from $40.2 million for the same period last year, primarily as a result of increased productivity in our Distribution Center as well as improved productivity in areas of returns expense and shrinkage. As a percentage of total revenues, gross profit increased to 35.8% for the quarter compared to 33.6% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $2.6 million to $44.9 million for the current quarter compared to $42.3 million for the same quarter in the prior year, due in part to approximately $0.6 million in increased health care costs and approximately $0.3 million of costs in connection with documentation of controls and procedures related to the pending adoption of Section 404 of the Sarbanes-Oxley Act. Additionally, we recognized an impairment and asset write-off charge of approximately $0.5 million and proportionally higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A increased to 39.2% for the current quarter compared to 35.3% for the same quarter in the prior year.
Financial Results for the Nine Months Ended October 31, 2005
Revenues. Total revenues for the first nine months of fiscal 2005 decreased $2.5 million, or 0.7%, to $366.4 million compared to $368.9 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Nine Months Ended October 31,
	2005		2004		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$298,483	81.5%	$294,755	79.9%	$3,728	1.3%
Rental revenue	67,954	18.5%	74,173	20.1%	(6,219)	-8.4%

Total revenues	$366,437	100.0%	$368,928	100.0%	$(2,491)	-0.7%

Comparable-store revenues:
Total	-1.8%
Merchandise	0.0%
Rental	-8.8%

Below is a summary of the Comp results for our merchandise categories:

	Nine Months Ended October 31,
	2005	2004
Music	-1.5%	3.4%
Books	-1.6%	2.7%
Video for sale	0.3%	19.9%
Video games	10.9%	20.7%
Sidelines	8.8%	3.2%
Music Comps decreased 1.5%, primarily due to decreased sales of new release CDs, used CDs, and cassette tapes, partially offset by increased sales of music hardware including guitars, keyboards, and stereo equipment. Book Comps fell 1.6% as a result of decreased sales of mass-market paperbacks, books on cassette, and bargain books. Video for sale Comps rose 0.3% year-to-date due to strong first quarter sales of TV on DVD boxed sets and used DVDs, offset partially by declining VHS sales. Video game Comps rose 10.9% on strong sales of new and used XBOX games as well as video game hardware. Our boutique Comp increase of 8.8% was headlined by the increased sales of body jewelry, novelty t-shirts, and action figures.
Rental video Comps decreased 8.8% from the same period last year reflecting continued rental weakness industry-wide.
Gross Profit. For the current nine months, total gross profit dollars increased approximately $1.8 million, or 1.4%, to $130.2 million from $128.4 million for the same period last year, primarily as a result of improved margin rates and improved cost controls. As a percentage of total revenues, gross profit increased to 35.5% for the nine month period compared to 34.8% for the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $5.2 million to $130.6 million for the current nine month period compared to $125.4 million for the same period in the prior year, due to additional costs associated with the operation of a greater number of new, expanded and relocated superstores, impairment charges, and costs associated with the documentation of controls and procedures related to the pending adoption of Section 404 of the Sarbanes-Oxley Act. As a percentage of total revenues, SG&A increased to 35.6% for the nine months ended October 31, 2005 compared to 34.0% for the nine months ended October 31, 2004.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program. During the third quarter of fiscal year 2005, we purchased no shares of common stock. As of October 31, 2005, a total of 1,197,363 shares had been purchased under the program at a cost of approximately $6.3 million, for an average cost of approximately $5.26 per share.
Store Activity
Since August 22, 2005, which was the date we last reported superstore activity, we have had additional superstore activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Stillwater, TX	Expansion	39,065	23,592	8/26/2005
Victoria, TX	Relocation	60,603	22,980	9/28/2005
Yuma, AZ	Relocation	77,515	25,168	10/8/2005

Fiscal Year 2005 Guidance
“Third quarter revenues were approximately $12 million below our internal forecast which caused our net loss for the third quarter to be greater than expected,” said Dan Crow, Vice President of Finance and Chief Financial Officer. “We expect the downturn in the rental industry to continue through the fourth quarter and are also lowering our revenue expectations for certain other categories. We now expect Comp revenues for the fourth quarter to increase approximately 2% over the prior year’s fourth quarter. However, we expect the impact of lower than expected revenues to be offset by increased margin rates and other cost controls. Consequently, we are maintaining our guidance for net income per diluted share for the fourth quarter of $0.48 to $0.51, while revising our guidance for net income per diluted share for the full fiscal year 2005 to $0.37 to $0.40.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2005, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2005	2004	2005
	(unaudited)	(unaudited)
		(as restated)
Assets
Current assets
Cash	$7,906	$7,081	$9,543
Merchandise inventory	161,944	180,664	153,554
Deferred income taxes, current	3,322	4,657	3,198
Other current assets	6,569	6,275	6,945

Total current assets	179,741	198,677	173,240

Property and equipment, net	78,161	79,294	80,010
Deferred income taxes, non-current	2,315	—	308
Intangible assets, net	475	564	542
Other assets	51	16	16

Total assets	$260,743	$278,551	$254,116

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$132	$237	$243
Trade accounts payable	84,471	102,381	86,082
Accrued expenses & other current liabilities	32,103	31,601	36,166

Total current liabilities	116,706	134,219	122,491

Long-term debt, excluding current maturities	54,383	56,906	39,603
Deferred income taxes	—	245	—
Other liabilities	2,128	2,515	2,248

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,076	36,295	36,382
Retained earnings	54,465	50,935	55,771
Treasury stock, at cost	(3,134)	(2,683)	(2,498)

Total shareholders’ equity	87,526	84,666	89,774

Total liabilities and shareholders’ equity	$260,743	$278,551	$254,116

Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		(as restated)		(as restated)

Merchandise revenue	$93,581	$96,257	$298,483	$294,755
Rental revenue	21,006	23,322	67,954	74,173

Total revenues	114,587	119,579	366,437	368,928

Merchandise cost of revenue	64,995	70,387	210,458	211,710
Rental cost of revenue	8,543	9,028	25,791	28,796

Total cost of revenues	73,538	79,415	236,249	240,506

Gross profit	41,049	40,164	130,188	128,422

Selling, general and administrative expenses	44,867	42,250	130,570	125,380
Pre-opening expenses	—	26	92	360

Operating income (loss)	(3,818)	(2,112)	(474)	2,682

Other income (expense):
Interest expense	(778)	(539)	(1,920)	(1,353)
Other, net	66	56	209	232

Income (loss) before income taxes	(4,530)	(2,595)	(2,185)	1,561

Income tax expense (benefit)	(1,799)	(973)	(879)	589

Net income (loss)	$(2,731)	$(1,622)	$(1,306)	$972

Basic income (loss) per share	$(0.24)	$(0.14)	$(0.11)	$0.09

Diluted income (loss) per share	$(0.24)	$(0.14)	$(0.11)	$0.08

Weighted-average common shares outstanding:
Basic	11,367	11,426	11,421	11,400
Dilutive effect of stock options	—	—	—	519

Diluted	11,367	11,426	11,421	11,919

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,	January 31,
	2005	2004	2005
Merchandise inventories, net	$161,944	$180,664	$153,554
Inventory turns, trailing 12 months (B)	1.85	1.84	1.84

Long-term debt	$54,383	$56,906	$39,603
Long-term debt to total capitalization (C)	38.3%	40.2%	30.6%

Book value (D)	$87,526	$84,666	$89,774
Book value per share (E)	$7.66	$7.10	$7.52

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
EBITDA (F)	$5,783	$8,500	$27,196	$33,899
Adjusted EBITDA (F)	$(3,643)	$(1,394)	$6,410	$8,702
Comparable-store revenues (G):
Total	-4.5%	3.8%	-1.8%	5.3%
Merchandise	-3.1%	6.6%	0.0%	8.0%
Rental	-10.1%	-5.9%	-8.8%	-3.8%
(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.
The following table reconciles EBITDA to our unaudited consolidated financial statements:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Net income (loss)	$(2,731)	$(1,622)	$(1,306)	$972
Interest expense	778	539	1,920	1,353
Income tax expense (benefit)	(1,799)	(973)	(879)	589
Rental depreciation expense	4,496	5,676	12,723	16,668
Property and equipment depreciation expense	5,017	4,858	14,671	14,251
Amortization expense	22	22	67	66

EBITDA	$5,783	$8,500	$27,196	$33,899

The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Net income (loss)	$(2,731)	$(1,622)	$(1,306)	$972
Interest expense	778	539	1,920	1,353
Income tax expense (benefit)	(1,799)	(973)	(879)	589
Rental depreciation expense	4,496	5,676	12,723	16,668
Property and equipment depreciation expense	5,017	4,858	14,671	14,251
Amortization expense	22	22	67	66
Purchase of rental assets	(9,426)	(9,894)	(20,786)	(25,197)

Adjusted EBITDA	$(3,643)	$(1,394)	$6,410	$8,702

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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